FINAL TRANSCRIPT
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Conference Call Transcript BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call Event Date/Time: Mar. 09. 2007 / 8:00AM ET

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FINAL TRANSCRIPT
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Tim Johnson
Big Lots, Inc. - VP - Strategic Planning & Investor Relations
Joe Cooper
Big Lots, Inc. - SVP & CFO
Steve Fishman
Big Lots, Inc. - Chairman & CEO

CONFERENCE CALL PARTICIPANTS
David Mann
Johnson Rice - Analyst
Jeff Stein
KeyBanc - Analyst
John Zolidis
Buckingham Research - Analyst
Chris Summers
Greenlight Capital - Analyst
Patrick McKeever
Avondale Partners - Analyst
Arnold Brief
Goldsmith & Harris - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2006 teleconference. [OPERATOR INSTRUCTIONS]

At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning & Investor Relations

Thanks, Maria, and thank you everyone for joining us for our fourth quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President and General Council. Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

Just to set our agenda for this morning, we want to briefly cover the fourth quarter and how we finished the year and Joe will speak to those results in just a moment. We then want to speak to the future. Over the last 18 months we've made some significant changes, tested some different ideas and learned a great deal about our business and our customer base. We promised you that when we finished 2006 we would be in a position to provide our longer-term outlook and the strategies that would drive the business over the next three years. And that is where we intend to spend the majority of our time today.

As you can see from our earnings release this morning, our results include both continuing and discontinued operations. The discontinued operations activity in the fourth quarter and full fiscal year 2006 results reflects the 130 stores closed in January 2006 as described in our Form 10-K, as well as any changes to our KB reserves.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Specifically, in the fourth quarter of fiscal 2006, we reported income from discontinued operations of $12.7 million compared to a loss from discontinued operations of $23.0 million in fiscal year 2005. The income from discontinued operations for the fourth quarter of fiscal year 2006 was principally comprised of the partial release of KB lease obligation of $8.7 million, net of tax, and the release of KB-related income tax and sales tax indemnification liabilities of $4.7 million, net of tax, partially offset by a loss due to the sale of the Pittsfield, Massachusetts, distribution center formally owned by the KB Toys business, of $1.4 million, net of tax. The Company's loss from discontinued operations in the fourth quarter of fiscal year 2005 included $22.6 million primarily related to exit costs of the 130 stores. Should you have any questions regarding DO, we will be more than happy to take them in Q&A. However, since we do not view the discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments today will be based on results related to continuing operations.

With that, I'll turn it over to Joe, who will cover our results from continuing operations.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Good morning, everyone. For the fourth quarter of fiscal 2006, we reported income from continuing operations of $91.6 million or $0.83 per diluted share compared to income from continuing operations of $37.7 million or $0.33 per diluted share a year ago. As a reminder, our fourth quarter and full year fiscal 2006 results include the impact of an extra week in the retail calendar, which we have estimated to be worth $0.05 per diluted share. Our Q4 result of $0.83 per share was ahead of our revised guidance of $0.62 to $0.67 per share and ahead of Street estimates, which had moved up recently to approximately $0.70 per share. The favorability to the high end of our guidance related to: First, our sales dollars were slightly above our estimate and added about $0.01 to earnings. Our gross margin rate of 40.5% exceeded our plan and accounted for about $0.06 of favorability. Next, we picked up about $0.04 to $0.05 to guidance in SG&A. Our SG&A leverage of 100 basis points was 50 basis points better than the high-end of our guidance range, as the business did a wonderful job of holding the line on payroll hours and expenses. Additionally, we picked up another $0.01 to our guidance in interest. Interest income was stronger than expected due to better operating performance, along with inventory levels and payables leverage that were both better than planned. And lastly, our tax rate for Q4 came in lower than expected at 34%, which accounted for the balance of the favorability to our guidance.

Sales for the fourth quarter were $1.55 billion, an increase of 10.8% over the prior year. Comparable store sales increased 4.9% driven by continued strength in the value of the average basket. The basket was driven by our "raise the ring" strategy, which resulted in an increase in average item retail across all merchandise categories.

Our gross margin rate for the fourth quarter of 40.5% was 340 basis points higher than last year's rate of 37.1%. As Steve will touch on in a moment, our merchant and planning teams did a good job turning the goods and controlling inventories all year long. This enabled us to have significantly less clearance activity in Q4 compared to a year ago when the business was in a heavy merchandise liquidation mode. We also benefited from better sell-through in seasonal and toys, which are higher margin categories, partially offset by strong selling in lower margin classifications like electronics and health and beauty care. Additionally, our freight costs in Q4 were lower than a year ago. You may recall that last year in the fourth quarter, Big Lots, along with other retailers, were challenged by high fuel costs and transportation premiums due to capacity issues in the industry. This quarter's SG&A rate of 31.6% was 100 basis points better than last year. Leverage was achieved primarily through store payroll and our distribution centers, as our overall unit inventory levels were down significantly to last year. Additionally, the investments in our planning and allocation systems have enhanced our ability to improve the timing of inventory flow and do a much better job getting the right merchandise in the right stores at the right time. Along with the inventory benefits, the stores did a good job managing payroll dollars and not flexing up, even as comps came in at the high end of our range, and the distribution centers had a record year in terms of productivity. Additionally, we gained some natural leverage in the areas of occupancy and insurance due to the 4.9% comp for the quarter. These efficiencies were partially offset by higher bonus expense and asset impairment costs associated with certain stores opened in 2004 and 2005.

Net interest income was $1.9 million for the quarter, a $3.0 million improvement compared to last year due to the Company's improved operating performance and inventory management.

The effective income tax rate for the quarter of 34% was lower than expected due to the release of certain valuation allowances related to state net operating loss carryforwards.

Turning to the balance sheet, our total inventory ended the quarter at $758 million, down 9% or $78 million compared to last year. Average store inventory declined 8% year over year. For the year, inventory turnover was at an all-time high of 3.4 or 12% higher than 2005.

We ended the fourth quarter with no debt and total cash and investments of $282 million, an increase of $280 million compared to last year. Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $304 million in the fourth quarter compared to $230 million last year. We exclude financing activities from this calculation in order to report what we consider a more appropriate and comparable cash flow metric, where we exclude share repurchase activity, proceeds from the exercise of stock options, and the proceeds generated by the sale of assets, such as the store in Hollywood, California, during fiscal 2006. For the full year of fiscal 2006, we generated a record $351 million of cash flow, an increase of $205 million compared to last year. This result is above our previous guidance and was directly attributable to a combination of better-than-expected operating income, lower inventory levels at the end of the year, and increased accounts payable leverage.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Capital expenditures were $9.7 million for the fourth quarter, which was similar to last year. For the 2006 fiscal year, CapEx was $35.9 million, down $32.6 million to last year. The decreased level of capital spending related to fewer new store openings, and last year's CapEx included capital related to the completion of the reengineering of our Columbus DC. Depreciation expense for the fourth quarter was $26.7 million. For the 2006 fiscal year, depreciation expense was $101.3 million, down $7.4 million compared to last year.

During the fourth quarter, we opened one new store and closed 29 stores. For the 2006 fiscal year, we opened 11 new stores and closed 37 stores, ending the year with 1,375 stores and total selling square footage of 29.4 million.

During the fourth quarter, we completed our $150 million share repurchase program by purchasing approximately 702,000 shares at a weighted average cost of $22.78. For fiscal 2006, the Company invested $150 million to repurchase 9.4 million shares at a weighted average price of $15.90 per share. The shares repurchased represent approximately 8% of the total outstanding shares at the beginning of fiscal 2006.

Now I'd like to turn it over to Steve to share his thoughts on 2006 and then move on to our discussion around the longer-term outlook.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks, Joe, and good morning, everyone. Across the organization, from merchandising to marketing to our stores and distribution centers, I'm proud of how the team executed the "9 Weeks of Christmas", which really drove the quarter. But what's important to understand was that November and December did not just happen. In fact, the roadmap was developed almost a year ago at this time. Some of the items changed or were added, but the strategy was understood well in advance and the team executed.

From a merchandising perspective, I continue to be encouraged by the broad-based strength in our performance across the major categories, and I'm also pleased with the way that our merchants, planners, and allocators are effectively managing our inventory. I am not going to go through all categories, but I do want to make a couple of comments on categories that were strong in the quarter and will be very relevant to our long-range strategies that I'll cover in a moment. First, Furniture led the Company with comps up in the low double-digits in the fourth quarter. For the year, Furniture comps were up 9%, just missing double-digits, and that was on top of a 14% comp in 2005. Upholstery and the successful launch of the Serta mattress program were the key comp drivers for the quarter. The Hardlines classification was up in the high single-digits, with particular strength in Electronics, which was up about 15% on a comp-store basis. We really went after Electronics in our ads during the quarter and it clearly paid off and drove excitement in our stores. For me, one of the most positive signs came in Seasonal. On our last call, I indicated to you that I really felt that we'd turned the corner in Seasonal after under-performing for a number of quarters. Trim-a-Tree, or Christmas, rebounded and comped up 6% for the quarter. We've reworked the strategy in Seasonal and improved the quality of goods that we're offering in our stores and the customer is responding.

So comps were good in all categories, but maybe the most important callout here that I want to spend a moment on is the progress our merchants have made in terms of inventory management and delivering more floor-ready merchandise. First, I'm pleased with the inventory turnover result of the year at 3.4, which was better than originally anticipated and represents a new high for the business. We finished the fourth quarter extremely clean from an inventory perspective, with no seasonal packaways. Inventory per store was down 8% compared to last year. Considering the "raise the ring" strategy drives higher average item retails, actual units per store were down more than 8%. With inventory levels under control, goods are going directly to the floor where they have a much better chance of selling. Additionally, our merchants are delivering more goods that are preticketed, or in PDQs, and as a result, our stores and distribution center productivity were at record highs in 2006.

Building on the successes in merchandising, our marketing program continues to improve and drive sales. The collaboration between the merchants and the marketing team helped us run the right items at great values during the "9 Weeks of Christmas". The ads were more impactful from a visual perspective, enabled us to focus on "buzz builders" and improved selection of quality and branded goods that merchants were delivering.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

In addition to our circular performance, one of the marketing elements that we're excited about is the database of customers that we're building through our new internet website. We overhauled and relaunched our new website at www.biglots.com at the end of September, and we've been pleased with the response to date. We've built our customer list, or what we call the "Buzz Club", from about 250,000 subscribers when the site launched to over one million as the fourth quarter came to a close. This is an important marketing tool for the future, and will allow us to cost effectively communicate with our core customer base more frequently. In fact, the last week of January, we ran a successful promotion that was an exclusive offer e-mailed to our "Buzz Club" members.

Bottom line, we made Big Lots a stronger Company in 2006. Quarter by quarter, we improved our execution and surpassed our financial goals. We increased comp store sales, strengthened our balance sheet, and reinvested in our business. Our 2006 EPS of $1.01 per share was higher than any single year since 1997, and we generated more cash than any single year in the Company's history. Our success is more than coincidence. Our organization has worked extremely hard over the last 12 months and I'm very pleased with what we've been able to accomplish in a short period of time. I firmly believe the WIN strategy is working and we're seeing the benefits of our efforts in our results.

But we're still very early in the game and eager to take our business to the next level, which is what I'd like to now shift my comments towards. We promised our shareholders and our associates all along that once we completed 2006 we'd be in a position to communicate an execution strategy or longer term view of the business.

In our press release today, we outlined our financial outlook through 2009. For the next few minutes, I want to give you some color around how we believe we'll be able to deliver this level of EPS growth. As good as 2006 was, we believe that our business can deliver annual compounded EPS growth of 20% through 2009.

Our three-year outlook is an operating profit growth plan creating core growth from within. The future does not hinge on a large number of store openings. In fact, our store count will likely contract in each of the next three years. At Big Lots, we source our real estate like we source our merchandise, always looking for value. It's our opinion that right now real estate is not a value. I want to be very clear here, we're not afraid to open new stores with our cash position. We could open a significant number of stores, but I absolutely will not overpay for real estate. When the market softens and our offers begin to look more appealing to landlords, we'll be ready, but for now we're focused on improving the performance of our existing fleet of stores.

First, before I speak to some of the strategies, I think it's important for me to share some of the latest customer research to get a better understanding who's shopping us and what they're saying. During the holiday season, we surveyed over 2,000 customers and we learned a great deal. Some of the most interesting callouts were: Over 80% of our customers come to our stores without a shopping list or without something specific in mind that they're looking for. This is consistent with the research completed in 2005 and suggests to us that if we're executing across the store, which we did in 2006, we can drive some meaningful comps. Next, price dominates top of mind awareness and customers look to us for value and savings. Almost half of our customers surveyed said their shopping trips last 30 to 60 minutes, which we interpret as they are coming to us to shop the store and for the treasure hunt. This was very interesting; customers said that deals are getting better in Seasonal and Home, so hold that thought for a moment. When asked for one word that describes Big Lots, about 80% of the time, customers used phrases like low prices, value, and fun, which is very interesting, and what did not appear was expensive, or any mention of higher prices or raising prices. This suggests to us that our "raise the ring" strategy has not pushed average item retail too far, but instead, still has opportunity. One of the biggest suggested improvements was higher quality goods, which again, suggests to us that customers are willing to pay more for quality and branded goods and that price point is not an inhibitor.

From a demographic standpoint, the survey respondents were approximately 75% female and 25% male, approximately 75% Caucasian, 10% Hispanic, and 10% African-American.

From an income perspective, our customer's average household income is higher than the national average, so the research suggests that our customer base is more skewed towards Middle America than towards the lower income demographics. This is pretty consistent with our last survey but important for investors to understand because there still may be some who believe that we only have a lower-income customer and that is just not the case.

Once again in Q4, when we look at comp performance by store group based on the average household income level in the surrounding area, our comps were similar across all income stratifications. As you can see on the slide on the screen, regardless of the household income surrounding our stores, comps in Q4 were up 5% and for the year comps were up 4% to 5%.

So just to summarize, our customers are shopping the store for treasures, low prices, and value, and for the fun of it. They're finding value and even better values than a year ago in some of our bigger categories. They're spending what we consider to be a lot of time in our store per trip. Customers are looking for brands and better quality goods, and price point does not seem to be an inhibiting factor provided the value proposition is there.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

With that as a backdrop, let's move on to the long-range outlook and start with sales. How are we going to drive the comps? Key drivers will be in both merchandising and marketing. From a merchandising perspective, clearly "raise the ring" will continue to be a key driver of comps. Closeouts in top brands will continue to be the focus. Higher quality goods and no fear of price points is a key takeaway. To that point, our new Global Sourcing group will be very key to improving the quality of our import business in Seasonal, Furniture and some of the Home and Hardlines businesses. We believe, and customer research supports that we have a category mix and we're not anticipating any significant category exits at this time.

But we do believe that a handful of categories will outperform and we may expand footage to capture some of the upside volume that we're not getting today. Through some industry benchmarking and competitive shopping, we have several different classifications with opportunities to do more business, particularly in Furniture, Domestics, and Electronics. Again, these are not new categories; in fact, I just covered with you that these were our strongest classifications in Q4. The point here is that we're just scratching the surface and we would expect these areas will lead the Company in comps for their foreseeable future. Also, in Seasonal, we refined our strategy in Q4 and customers absolutely noticed. For those of you who have not been in our stores so far in the first quarter of this new year, you will see a different assortment in Lawn and Garden and Summer to start off the year. We believe we are doing a much better job at "BigLotizing" Seasonal. We believe Seasonal will be one of our stronger growth categories in the future with some of the upside opportunity coming in lower margin goods or promotional activity that we had previously not been as aggressive going after.

Marketing will supplement the merchandising initiatives and support our 3% comp. In the near term, we intend to run the same amount of circulars as previous years. Based on testing in 2006, we believe we have an opportunity to generate more sales with less cost by making some changes in distribution methods or drop dates. With the money we save by the ad distribution changes, we're making some changes to our TV campaign. We learned from testing in 2006 that we could lift sales by shifting more dollars towards the better quality or more widely viewed television shows, and finally, in marketing, we will continue to push forward with the "Buzz Club" and be more aggressive in both signing up new members and alerting them of new merchandise and offerings in our stores.

From a gross margin and inventory management perspective, I would tell you that we'll continue to focus on generating gross margin dollars and turning merchandise. Our merchants and planning teams will continue to be bonused and held accountable to gross margin dollars, inventory turn, and "raise the ring". I think we did an effective job in 2006 generating gross margin dollars and stabilizing our gross margin rate at about 40% for the year. While we anticipate getting some benefit from our global sourcing efforts and maybe a slightly lower markdown rate, we will be going after some lower margin businesses in certain classifications in Seasonal, Electronics, and Domestics, just to name a few. So 40% as a rate is probably a good benchmark for the foreseeable future.

From an expense standpoint, we have made significant progress over the last 18 months. The Executive team has strategized the next three years and we expect to continue to generate significant SG&A leverage. Big picture, and this is an important point to take away, we are changing the processes and the way we operate this business. SG&A leverage is not about making arbitrary cuts and telling people to go figure it out. We're changing processes and the culture of this business towards one that is ever-changing and aggressively going after SG&A. I've said this on a number of occasions, but merchandising is really the starting point. Outside of the Company you think of merchandising as the stuff in the store. Inside this Company, merchandising is how much you buy, what you pay for it, is it preticketed, does it come in a PDQ, can I flow it or does it have to come all in in one shot, what's the optimal number of units in a case, which stores can sell how much, when's the right time to flow the goods, should it be featured in an ad and the list goes on. Merchandising is not just buying good items, it's a process and it's a process that Big Lots has been evolving and will continue to evolve over the next three years. As it relates to inventory management and the impact of SG&A on the Company, we believe that we're still very early in the game. So when you think about the leverage that will come from us, it is focused in our largest expense line items.

First, we do not think we fully leverage store payroll. The merchandising efforts to deliver more floor-ready goods and the favorable impact of the "raise the ring" strategies will continue to benefit our store teams. We will be investing in a new POS register system which will help us over time to become more efficient. Based on these inventory efficiencies along with the new technology, we are looking at how we schedule in our stores as well as what's the appropriate staffing model in terms of store management and full-time and part-time hourly associates.

Given the significant amount of progress we've made in merchandising, outbound distribution and transportation expense is the single biggest leverage opportunity that exists over the next three years. We currently have five regional DCs that for the majority of the year are under-utilized from a capacity standpoint. On top of that, we have two separate furniture buildings that ship product to our stores, as well. When the Company was over 1,500 stores, growing the store count each year and turning the goods in the two's, this size of infrastructure was more appropriate. But our business is in a much different place today when you consider that we're at 1,375 stores, with likely fewer stores over the next three years, and with turn expectations that would put us in the high three's in the near future. So big changes are expected over the next three years compared to where we were just 18 months ago.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

When you think about the DCs and leverage, the first thing that comes to mind is productivity or cartons per hour; how quickly are we receiving the goods and shipping them to our stores? Our productivity has increased pretty significantly due to the improvements in DC processes and the favorable impact of the merchandising initiatives around "raise the ring" and better management of inventory flow and timing.

From a productivity and transportation cost standpoint, probably the biggest opportunity is in how we handle furniture. Furniture is different than any other category because of the bulk of the product and how much can be shipped on a trailer. Furniture has always been shipped from different buildings and shipped on different trailers because we did not have the capacity in our regional DCs to handle furniture. This means that currently the majority of our stores receive a closeout truck from a regional DC and then a separate furniture truck from one of our furniture DCs on a different day. This process is not efficient for the stores or the distribution centers. The improvement we have made in managing our inventory and turning our goods faster has created the capacity in our regional DCs. This will allow for more furniture product to be handled through our regional DCs which results in fewer shipments and trailers, more efficient unloading processes, and less payroll hours should be needed at the store level.

We've also recently completed an extensive transportation review which benchmarked all aspects of transportation for the Company. As a result of improved processes, better merchandise planning and allocation systems, timing of deliveries, and improving vendor compliance, we've identified transportation savings. Opportunities to save SG&A exist in the mix of carriers we use, reducing our fleet size and maintenance costs, and building better processes for how we transport furniture. So stores and distribution and transportation will continue to drive the bulk of the expected leverage.

We would anticipate that advertising will leverage slightly over the three-year period by reducing print and distribution for our ad circulars and focusing our incremental investments on television and our internet website.

We expect to get some leverage related to recent changes we have made to our healthcare coverage. As most of you know, healthcare costs and medical inflation have been on the rise for a number of years now. Beginning February 1st, we changed our third-party network administrator, allowing us to offer our associates a better plan with a wider network of providers, while saving the Company money. We believe that this change will offset expected medical cost increases and lower our cost as a percent of sales.

And finally, we've been very diligent with capital over the last 18 months. While we have significant investments planned for over the next three years, CapEx will be less than depreciation. Depreciation expense will decline and create leverage.

On the topic of CapEx, we've estimated that we will spend in the neighborhood of $170 to $190 million over the next three years. About half of that number, or $90 million or so, will go towards maintenance of our stores, distribution centers, and offices. This is very important because I'm aware of the perception that we're not spending capital to maintain our fleet of stores and this is just simply not the case. We commit or plan approximately $30 million a year and sometimes we spend more or sometimes less, but the funds are available to address the needs as they arise. I'm not interested in running a deteriorating fleet of stores, but you need to keep in mind that we will never be a Target or a Nordstrom in terms of store appearance or shopping experience. We are in the closeout business. Customers come to us for value, to save money, and to enjoy a treasure hunt in our stores.

Also in terms of stores, we've allocated approximately $15 to $20 million to open new stores over the next three years...ballpark about 15 stores a year or maybe slightly less in '07. Really beginning in 2006, we slowed the rate of new store openings, and our new store strategy is more market focused and prioritized towards our strongest growth markets in the Northwest, West, and South. Based on the new store results in 2006, this was a good decision, and we're happy with the 11 stores that we opened last year and we're making much better use of our cash. I want to stress here that we're not afraid to open new stores and, quite frankly, we want to open more stores, but we will not overpay for real estate just for the sake of unit growth.

We are announcing today that we've made the decision to move forward to spend $40 to $45 million to roll out a new POS register systems for our stores. We tested the system in a group of 32 stores during the fall season and we're pleased with the results and capabilities that it will provide for our store team.

The balance of the capital estimate, or about $25 to $35 million, is a placeholder and will only be spent if the return justifies it. Right now we think that we may spend some of that money to relay some of our high-volume stores. We will relay approximately 70 stores in 2007 and may or may not do more in 2008 or 2009. We think this project makes sense, but we'll only move forward if we see a big enough bump in sales to justify the cost. We could also use some of this placeholder capital to address any potential system enhancements. Today, our merchandising and warehouse management and financial systems are just fine and give us the information we need to run our business. In some cases, the key systems are over ten years old, and it's possible that they may need to be addressed during this three-year period. However, we are trying to gain a better understanding of the financial benefits or process improvements that would come from replacing our current systems in these areas. The evaluation is just beginning, so more to come on this topic.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Now I'm going to turn it over to Joe to speak to some of the dollars and cents. Joe.

Joe Cooper - Big Lots, Inc. - SVP & CFO

As Steve, just detailed the organization has done a tremendous amount of work during 2006 to develop a longer-term outlook for our business through 2009.

First, we're pleased to announce that our Board of Directors authorized the repurchase of up to $600 million of the Company's common shares. The size of the repurchase program fits well within our capital structure and our view of future cash flow. The plan is a multi-year program, which is based on the current share price, would allow the Company to acquire approximately 22% of the total shares outstanding as of the beginning of fiscal year 2007. The program is expected to begin in 2007 and has an open-ended term.

Now I'm going to provide some specifics on 2007 and then speak more high-level in terms of the three-year model.

Overall, we're planning 2007 earnings to be in the range of $1.18 to$1.23 per diluted share, up from 2006's income from continuing operations of $1.01 per diluted share. Our 2007 EPS guidance reflects an annual increase in the range of 17% to 22% compared to fiscal 2006 and is expected to be driven by the combination of higher sales and expense leverage compared to the prior year.

Our 2007 plan calls for total sales that are approximately flat to reported sales for 2006 as we expect that the planned 3% increase in comparable store sales will be offset by the combination of the 53rd week last year and an overall lower average store count compared to fiscal 2006. During 2007, we anticipate opening approximately 10 to 15 new stores and closing approximately 45 to 50 stores, leading us to end fiscal 2007 with approximately 1,340 stores or 28.5 million selling square feet. The overall decline of approximately 35 stores in fiscal 2007 is expected to occur primarily in the fourth quarter.

Over the last 18 months, we've made tremendous strides in generating efficiencies and lowering the overall expense structure of this business. As we've outlined today, SG&A leverage is expected to continue to drive operating margin expansion in 2007. At our guidance of a 3% comp sales increase, the SG&A rate is estimated to be in the range of 35.6% to 35.8%, or 50 to 70 basis points below last year. Expense leverage is expected to come -- expected to come from: First, lower payroll hours per store and tightly managed controllable expenses at the store level. Next, distribution and transportation as a percent of sales is expected to be down to LY due to higher productivity and the improvements in inventory flow and overall unit inventory levels. Additionally, we would expect our insurance costs to show some improvement. And finally, our depreciation expense is expected to decline in 2007. Based on the progress to date and our plans for this year, we're estimating that the comp leverage point for 2007 is at approximately 1%.

In terms of the gross margin rate, we're expecting the rate for fiscal 2007 to be essentially flat to last year.

Filling out the rest of the P&L for 2007, net interest income is somewhat of a moving target based on the timing and execution of the share repurchase program that we announced today. However, given our cash balance to begin the year of over $280 million, and if you were to assume that the share repurchase program occurred ratably over the next three years, interest income would be approximately $8 to $9 million in 2007. Again, these are assumptions only, and the share repurchase program is likely to vary by quarter and by year for the foreseeable future.

The effective income tax rate is planned to be in the range of 36% to 39%, up from the 2006 rate, when we benefited from NOL valuation adjustments and favorable settlement activity.

For the year, capital expenditures are expected to be in the range of $70 to $75 million. Maintenance capital is estimated at about $30 million and new store capital is estimated at approximately $5 million. Each of these numbers is similar to last year. The longer-term investments that Steve mentioned a moment ago will represent approximately $35 to $40 million in 2007 and will be focused on three key initiatives. First, the POS register system will rollout to approximately 700 stores, resulting in CapEx in the range of $20 to $25 million. Next, we set aside about $10 million to invest in store relays or merchandise fixturing to better feature some of our key growth categories. Specifically on store relays, we experimented with a new type of layout in a group of ten or so stores in 2006 and liked what we saw. We've developed a store format that we believe allows us the opportunity to get more inventory out on the selling floor in some of our higher volume, small square footage stores. Finally, we have planned in the neighborhood of $5 million in the event that upon evaluation, certain IT investments in new systems makes sense for the business. Based on these capital assumptions, depreciation expense is estimated to be $90 to $95 million.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Our planned performance, combined with an inventory turnover of 3.5 times, is estimated to generate cash flow in the $180 million range prior to any share repurchase or option exercise activity.

Moving to the first quarter, comp sales are planned in the 4% to 6% range and are expected to benefit from one additional ad circular compared to last year. Q1 earnings are estimated to be in the range of $0.18 to $0.22 per diluted share, compared to $0.13 per share last year. Operating margin expansion for the quarter will come from SG&A leverage as we expect the gross margin rate to be down slightly to last year given certain lower margin deals that have occurred or will occur during the quarter.

Moving to more of an overview perspective on the three-year outlook, we feel strongly that Big Lots is positioned to grow EPS 20% annually over the next three years. And Steve shared the strategies that have been developed to deliver this kind of growth. As we demonstrated in 2006, we are an operating profit growth story and we believe this is a more focused and healthier approach to drive shareholder value over the next three years.

We communicated the key points to our three-year outlook in this morning's press release. Just to summarize, at an estimated comp of 3% per year, we believe the business has the potential to generate approximately 50 to 70 basis points of leverage per year. The process changes and new ideas that Steve mentioned are being implemented in a very methodical manner so as to provide continuity and not disrupt the momentum in this business. This leverage leads to an operating profit potential of approximately 5.5% by 2009, translating to EPS potential of $1.75 per share by 2009, representing a 20% compounded annual growth rate.

And in terms of other key metrics, we anticipate by 2009, inventory turnover improvement to approximately 3.7, cumulative cash flow is estimated at $550 to $600 million, cumulative capital expenditures of $170 to $190 million, and this operating model with disciplined inventory management and diligent capital allocations translates to an ROA in the low double-digits. Tim.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning & Investor Relations

Thanks, Joe. And Maria, if you could now open the lines, we'd be happy to take some questions.

 QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] The first question comes from the line of David Mann with Johnson Rice.

David Mann - Johnson Rice - Analyst

Yes, good morning, Steve. Congratulations to you and the team on a great year.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

In terms of some of the merchandise initiatives that you talked about, can you comment a little bit more on some of the tests that you ran last year, because it sounds like you had a lot of things going? And as we look to '07, what percent of the entire mix have you felt like you've made some good improvement and what percentage do you see a lot of other opportunities, based on those tests?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

As far as the tests go, David, we ran probably over 30 tests in different major classifications of the businesses, and I really don't want to elaborate on them because I just don't see the benefit to do that, to be quite honest with you. I don't mean that to sound the wrong way, but there's no advantage of it. One of the things that I really talked about that's become very, very clear is that there's no barrier to entry of price point as long as there's value there, and we're getting that in businesses where we think we can continue to drive a higher ticket in the business.

And particularly that has come, as you've seen, in Electronics. If you follow us, you saw what we did in the fall, particularly in November and December and the excitement that we generated, particularly in the television part of the business in Electronics. I think you're going to continue to see that moving into the spring season. One of the reasons why we continue to be excited about that is because, quite honestly, there's a major transition going on in that industry and it will continue to go on in the next 24 months, at least, moving to flat panel televisions and LCD readouts and all of those kinds of things, which means there's a lot of disruption going on at an industry level. And when there's a lot of disruption, that produces big opportunity for us, quite honestly.

The second piece of the business that we've done a lot of testing on that we've seen that there's really no barrier is particularly in the Home Furnishings and Domestics area, particularly some of that coming in higher volume but not as high margin businesses, particularly in the bedding part of the business, David. Although we can sell a lot of comforters at higher margins, we sell a lot of sheet sets, too, at better quality and you don't make the kind of margins in sheet sets you would overall on an average point-of-view price point.

The third piece is Furniture. The Furniture business has just been, in most classifications, outstanding for us and we continue to drive great value there. Along with the fact that it's not a secret, the Serta program has been an absolute homerun for this Company and for Serta, at the same time. It continues to reinforce to our customer brand names at closeout prices. We absolutely have the greatest value on brand name mattresses that there are, and it's just really escalated the volume in that particular classification compared to the private-label program we had before November when we replaced it, on top of the fact that they're very aggressive from a marketing standpoint. And again we ran a promotion, as you saw in November that was terrific, but we came back in February, last month, and it was quite honestly, the biggest program in mattresses we've ever done in a ten-day period in the Company's history by a significant amount.

So as we continue to test, basically what we're finding out is brand names at great values have no barrier to what price points are, as long as there is terrific recognizable value, and because there are so many great retailers out there selling merchandise at prices, they create that value that we're capable of coming in and showing our customer great savings because of it. There is still, quite honestly, no barrier to closeout deals. There continues to be as much activity, if not more activity than ever before, so we see no resistance to any of it. What was the other part of your question, David?

David Mann - Johnson Rice - Analyst

That was generally it. The second --

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I don't know what that is. Go ahead, David.

David Mann - Johnson Rice - Analyst

In some of that cost efficiencies that you're looking to gain in the distribution side of the business,can you give us a sense on what percentage of your business is now preticketed or on a flow-through process, where that can go? It sounds like you have some excess capacity in the distribution system. Can you just talk about that and what opportunities there might be to reduce that?

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

The preticketing piece is upwards of between 45% and 50% of the goods flowing through our DCs right now, which is a significant enhancement to where it was before. I think there's still growth opportunity for us, recognizing the fact, though, we're in the closeout business, and when there are deals made, there are deals made and we take inventory that are great value and they may not be preticketed. So can it go higher than 50%? I really do believe so. Much higher than maybe 60%, I'm not sure about that, but we'll continue to work on it. We don't want to make every decision based upon the fact that it's preticketed.

As far as the warehouses go, we haven't -- other than the fact that we recognize the fact there's a lot of capacity and we should get a lot of efficiencies out of it, we haven't made any financial decisions that you may be working towards. We like our five distribution facilities where they are right now and they're working real well for us and we continue and plan on maintaining them. So there's no financial decisions that we're thinking in the background about that. And frankly, I want to be prepared when the real estate does come to us. It will come to us, I just don't know when it's going to happen, and we'll have the capacity and more than adequate ability to handle more inventory and more leverage.

David Mann - Johnson Rice - Analyst

Great. Thank you.

Operator

[OPERATOR INSTRUCTIONS] The next question comes from the line of Jeff Stein with KeyBanc.

Jeff Stein - KeyBanc - Analyst

Thanks. Steve, couple of questions for you. First of all, I signed up for the Buzz Club, so I am getting your frequent e-mails and they certainly are eye-catching. I'm just curious, what kind of redemption rates are you guys see on the online coupons that you've been offering?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

We've only done it one time, Jeff, and honestly, I don't want to share that information, but when you consider the fact that it went at that particular point to between 800,000 and one million Buzz Club members, we compared it to the fact that when we drop a tab, we drop a tab in the $38 million to $40 million range, so you're talking about an insignificant number of total people, but you're focused very well on a customer who you believe shops you, and, of course, on top of that, the cost associated directly with that is insignificant because we have those customers and the cost is nominal to us. We got an exceptionally high return as a percent to total.

Jeff Stein - KeyBanc - Analyst

Wondering if you know what the demographic of that customer is that's signing up online and if you guys have entertained any thoughts at all of basically opening up the business and offering some products online? In other words offering a transactional website.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Yes, and I don't want to comment. We absolutely do know the demographics. We can even tell you exactly by ZIP code where they're coming from. I can tell you the East Coast responds better than the West Coast. We know we're working on the West Coast. We know we get good response in the South and in the Midwest. We absolutely know the demographics of that customer, which absolutely is right down the middle of the profile that I talked about before of slightly higher than the overall average customer base. As far as the second question, it makes a lot of sense, but it's more complicated than a bread box, and when and if we're ready to have that discussion with you, we will absolutely make you aware of it.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Jeff Stein - KeyBanc - Analyst

Okay, and then, just real quickly, a couple of housekeeping items. For Joe, Joe, wondering what the delta is in that 36% to 39% tax rate, number one? And two, if you guys have any handle on your transportation contract, which I believe is coming up this spring?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Are you talking about the go-forward rate, Jeff?

Jeff Stein - KeyBanc - Analyst

Yes.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Actually, it's a combination of a couple things. First, FIN 48 that will take effect in the first quarter, we believe could create some volatility in our tax rate just because how the uncertain tax positions are reserved and released. And then also, there's some things we're working through on the work -- WTCs, the tax opportunity credit, that could provide some credits within that or not, and then also, state settlement activity, which we never know until those audits are settled, so you're going to see some movement in the tax rate quarter to quarter in the future. It's not something we're ever going to be able to pin down specifically.

Jeff Stein - KeyBanc - Analyst

And what have you baked into your -- as far as cost increase or decrease for your transportation contract, which is usually negotiated in the spring?

Joe Cooper - Big Lots, Inc. - SVP & CFO

It's very similar to '06. We're not speaking specifically on those charges.

Jeff Stein - KeyBanc - Analyst

Thank you.

Joe Cooper - Big Lots, Inc. - SVP & CFO

To answer your first question, our ocean rates renew in May, so those are not done yet, anyway.

Operator

[OPERATOR INSTRUCTIONS] The next question comes from the line of John Zolidis with Buckingham Research.

John Zolidis - Buckingham Research - Analyst

Hi, good morning, and thanks for the detailed prepared comments. A couple questions. First, just some housekeeping stuff. On the extra week, you said it provided $0.05 to the bottom line. How much was it in sales and how much operating leverage did you get from the extra week?

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning & Investor Relations

John, this is Tim. I think we've mentioned this before. We've mentioned $0.05 per diluted share. We've not broken out the components of it and will not do so at this time.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

John Zolidis - Buckingham Research - Analyst

Okay, and then the 20% longer-term growth rate in EPS, how much of that is coming from net income and how much of it do you anticipate to be driven by share repurchase?

Joe Cooper - Big Lots, Inc. - SVP & CFO

It's about 15% net income and about 5% from EPS accretion from the share repurchase.

John Zolidis - Buckingham Research - Analyst

Okay. Thanks, and then I guess you talked about why you don't want to open up new stores and you'd prefer to use capital to repurchase stock. Is there a price for the stock above which you'd rather go out there and open up stores or is it really about the rents? I guess in connection with that question, when was the last time that rents actually went down?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I'm not sure what you're looking for, John. We're not opening new -- we never said we didn't want to open new stores, you said that. We said we want to open new stores. We said we don't believe that the value is there based upon what the price of commercial real estate is at this particular point. Take it for granted that it's above what we're willing to pay for it at this particular point. There are landlords out there who understand fair value in return of having somebody like a Big Lots being in their strip mall or a free-standing location. There are people who want to build free-standing locations or strip malls and make us part of it. It's just a different perspective out there. As retail continues to be difficult, which I do believe that it is for many, many strategies out there and people close down more stores, we believe that there will be more of an opportunity and advantage to us. Right now what we've said is we're going to use our cash flow to return it to our shareholder because we don't have a better way to invest in it. And that's exactly why we've announced the share repurchase program.

John Zolidis - Buckingham Research - Analyst

Okay, and then lastly is a philosophical question on the guidance. You obviously did a fantastic job starting the year with much lower numbers than you really ended up at. Now I imagine you did better than you thought you were going to when you first gave that guidance of $0.38 to $0.43 where you started the year. But looking into '07 and the three-year plan, it looks like that's a much more aggressive approach on guiding the Street. And I guess my question is, why do you want to deviate from what seemed to work so well in FY '06?

Joe Cooper - Big Lots, Inc. - SVP & CFO

John, you're reading too much into strategy and how we guide the Street. We guide Street in what the current model and how we're running, we believe we can deliver. During 2006, our performance accelerated faster than we expected, and we beat guidance. I think you're -- well, that's the only way I can answer that question, and we continue to guide the Street based on where we think the business is and what we can deliver.

John Zolidis - Buckingham Research - Analyst

Okay, great. Thanks a lot. I'll be out looking at the stores and look forward to speaking to you next time.

Operator

The next question comes from the line of Chris Summers with Greenlight Capital.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Chris Summers - Greenlight Capital - Analyst

Hi, guys. A quick question. What is your end of the year 2007 share count implied in your guidance?

Joe Cooper - Big Lots, Inc. - SVP & CFO

End of year 2007 --

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning & Investor Relations

Your average --

Chris Summers - Greenlight Capital - Analyst

Yes, sorry, the average share count for the year that'll be used for the EPS --

Joe Cooper - Big Lots, Inc. - SVP & CFO

Oh, for '07?

Chris Summers - Greenlight Capital - Analyst

Yes.

Joe Cooper - Big Lots, Inc. - SVP & CFO

About 107 million. Okay, got it. And secondly, you were talking earlier about a 4% to 6% comp sales growth. Was that for the first quarter or was that for the full year?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

We said 3% for the year, we said 4% to 6% for the first quarter.

Chris Summers - Greenlight Capital - Analyst

Got it, okay. Thank you. And then, finally, the point-of-sale register rollout -- what do you guys estimate as an ROI on that investment?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

We're not speaking to that.

Chris Summers - Greenlight Capital - Analyst

Okay. Great. Well, thanks a lot, guys, and congratulations on a great year.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Operator

The next question comes from the line of David Mann with Johnson Rice.

David Mann - Johnson Rice - Analyst

Yes, thank you, again. Curious if you can talk a little bit more about the average ticket in terms of where it is right now and what is the average unit retail in the stores?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Yes -- we're not providing that level of detail other than giving enough color around that our sales are being driven consistent with where we're focusing our attention and that is basket being driven by average item retail.

David Mann - Johnson Rice - Analyst

Okay. And then, Steve, on -- I think on the last call or before, you talked about looking to drive traffic over time. Can you just talk about within the context of the three-year plan some of the things that you think might work to drive traffic?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I think we talked about the strategies, David. One of the things that's happening and continues to happen as far as -- if you're talking about traffic, I think one, the internet will help. I think, two, switching the model slightly to the fact that we'll probably be a lot more -- no, that's a bad statement -- we will be more aggressive on what you'd consider to be very visible, high-end televisions. And the next generation campaign that you'll see starting Sunday that'll take us into the spring hopefully is going to help. And the third piece of it that really wasn't discussed in any great detail is we still absolutely do a great job in the Consumable parts of the business, particularly in the Food parts of the business, David, and that generates a lot of activity and a lot of excitement.

We don't talk about individual things that are happening, but a lot of the people who would help enhance the traffic on a day-to-day basis in our stores are talking to us and we are putting programs -- and I don't want it to sound wrong, but like day in and day out traffic, like bread, we have relationships established that are going to be new to some of the parts of the country with Interstate Bakery. We'll have Wonder Bread in our stores, we have Pepperidge Farm that we'll have in our stores that we haven't had before. We continue to comp up in the mid single-digits in all those Consumable parts of our business. And as a percent to total, we've said before Consumables and HBC still run almost 30% of this Company's total, and we're not walking away from any of that. And we see deal after deal after deal continuing to come to us.

One of the things that's happening is the drugstore deal that's in the stores right now, and I specifically won't address who it came from or how, all you have to do is shop our stores. We had it in the third quarter of last year and we have it again in the first quarter of this year, which is part of the reason why we're driving the comps a little bit more aggressively for the first quarter than our overall year comp. And that continues to drive excitement and traffic into our stores. We've become the place to have to come to because there's constantly new and different surprises of great value in our stores, and not just at the higher ticket end, but on the Consumables-type things that people need to pick up day in and day out.

David Mann - Johnson Rice - Analyst

In terms of some of the categories you might not have talked about, over a year ago you got out of frozen food because it was low return.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Yes.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

Are there some categories that are perhaps either going to be cut back a lot or potentially cut back entirely?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Well, there's nothing we're going to exit, but clearly in the testing process, we found that there are some classifications of goods that we probably won't be as aggressive going after from a square footage standpoint that'll have to probably be downsized slightly because of the expansions if we go into the home businesses. Furniture's not that much of an issue. We have square footage in stores that we're operating in right now that are sufficient. But some of the hard goods businesses that are a little bit more male oriented may see a decline in square footage. And our lower-margin businesses -- and frankly, we can't compete even on a closeout basis or on a value basis with some of the big box retailers or, more importantly, the specialty retailers. Quite honestly, it's interesting that we have a little bit more of a challenge against, let's say, a Home Depot or a Lowe's than we do in offering great value against a Target or Wal-Mart, quite honestly.

David Mann - Johnson Rice - Analyst

Well, great. I keep going in the stores weekly and keep seeing the changes, so look forward to seeing you keep it up.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks a lot.

Operator

The next question comes from the line of Patrick McKeever with Avondale Partners.

Patrick McKeever - Avondale Partners - Analyst

Hi, good morning, everyone.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Morning, Patrick.

Patrick McKeever - Avondale Partners - Analyst

So I'll add my congratulations on a great, very, very impressive year. On the consumer research that you mentioned, Steve, --

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Yes

Patrick McKeever - Avondale Partners - Analyst

-- and you mentioned that your customers really don't have any resistance to price points. And it's inferred that it's not the dollar store customer that many people think about when they think about Big Lots, or that customer is not your customer. My question is, as you talk to your customers, how do you think about your competitors now? Who out there do you think you compete most directly with and did you get any insight in that area? You just mentioned Home Depot and that was kind of an interesting one.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

No. Well, Patrick, I'll reiterate first and answer your question the same way I've answered it before in the past. I don't think we have a competitor in -- specifically in what we do. We think we dominate in the closeout business. Our customer does tell us if they're dissatisfied with our offerings in specifically something that they're looking for, who they do shop, and it varies by classification of goods. It's fairly obvious in traditional and more of the Consumable areas that if we can't fulfill their needs, they're probably going to a Wal-Mart or they're going to a Target.

Interestingly enough, in the Home Furnishings area or the Seasonal areas or Electronics, it's not the mass market, it's the specialty market. And in each business it's exactly who you think it is. If we can't satisfy them in Electronics, they go to one of the big Electronics specialists. If we can't satisfy them for some reason in Home Furnishings, it's not really Wal-Mart or Target, it's one of the bigger box specialty retailers. I'm not trying to advertise for anybody on here, but you know who all these people are. If it's not Seasonal for one reason or another, it's one of the better bigger box people who do Seasonal quite well, so I guess the answer to your questions is, it depends on the classification of goods. Some of it I think is skewed to our offerings and I think as we develop over time, it'll become a better customer and a better customer.

Patrick McKeever - Avondale Partners - Analyst

And then along the same lines, how about -- what did your customers tell you about macro sensitivities? What are the levers or the pressure points, perhaps there? Did they talk about gas prices or was that not a major issue?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

No, not at all.

Patrick McKeever - Avondale Partners - Analyst

Okay. Are there -- so your customer, then, is the middle American shopper?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Absolutely.

Patrick McKeever - Avondale Partners - Analyst

All right. Well, sounds good. I guess I'll leave it at that for now. Thank you so much.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you, Patrick.

Operator

the next question comes from the line of Arnold Brief with Goldsmith & Harris.

Arnold Brief - Goldsmith & Harris - Analyst

Just a couple of quickies. One, could you discuss the "raise the ring" strategy and its success, the degree to which mix -- the change in mix, i.e., furniture as an example, have contributed to "raise the ring", the extent to which package size has contributed to "raise the ring", and the extent to which just higher-price, better-quality merchandise has contributed to "raise the ring"?

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Final Transcript
 Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - SVP & CFO

That wouldn't be something I'd want to share. We won't break down the exact --

Arnold Brief - Goldsmith & Harris - Analyst

Anecdotally without getting into the numbers?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, yes, it's absolutely all of them where the packaging, -- an obvious example is water. Instead of packages of four, we sell it in cases and packages of 15. It's selling plasma TVs now. It's not raising prices on existing merchandise.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Selling 400-count sheet sets instead of 200-count sheet sets. It's selling a $6 towel instead of just a $3 towel. But we're not walking away from all of those opening price points, so I don't want that misinterpreted either. We still have the need and we still have a customer who wants opening price value. We offer it. We've just shifted the mix of how much we have and it's a lower percentage at the opening price point. By the way, all those values in 15-pack water are every bit as good or better than it was when we offered a four-pack value of water. It's just that a 15-pack of water is $2.50 and a four-pack of water was $0.88 or $0.99.

Joe Cooper - Big Lots, Inc. - SVP & CFO

The better buy.

Arnold Brief - Goldsmith & Harris - Analyst

Secondly, I think I did the math right quickly here. On your maintenance capital expenditures, it seems to come to less than $22,000 a store, which seems awfully low. Could you comment at all?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

No.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning & Investor Relations

Arnold, we don't -- I guess we set out the year with a pool of money that the real estate team and the stores team has available for them to use. It does not mean we touch every single store every year. It means we address the issues and try to be proactive on the maintenance side wherever possible, so we're thinking of it more along the lines of a total pool of money to be spent. And then on top of that, as you may or may not be aware, we did do a significant amount of relaying and remodeling of stores in the '01 through '04 timeframe, so a lot of our stores have been touched recently. We're thinking more of it as money available to spend to address needs, we're not thinking of it as all 1,375 stores get $22,000 per store.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

A store doesn't generally need $22,000 when it needs an overhaul or it needs a new furnace or it needs some new fixtures or new lighting. Usually it's a $50,000 investment or $100,000 investment, depending upon what the need is, and we really don't look at it on an average store basis.

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Final Transcript
 Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - SVP & CFO

It also addresses the five regional DCs and the two furnitures DCs, as well. I think that's important to keep in mind, too.

Arnold Brief - Goldsmith & Harris - Analyst

Okay. And then finally, maybe two questions. One, is in terms of making an investment decision, the new store is influenced by the cost of rent. I'm just wondering, on the other hand, the share repurchase program is now involved in a stock that's selling over 20 times earnings. So in terms of return, I'm just wondering where the price of the stock versus, let's say, your sales per square feet if you get them up high enough, does that shift the rent equation? Does the price of the stock shift the ability or desire to invest in the stock? There seems to be other dynamics involved here in making a decision on new stores and repurchase of stock that would be hard to predict over two or three years, particularly if you were successful on raising the sales per square foot.

Joe Cooper - Big Lots, Inc. - SVP & CFO

We know -- the hurdle rates on our stores, we know where that is and where real estate is attractive. One of the issues is our strong markets in the West and the South have seen significant increases, or escalation in rent rates, which has challenged our ability to hurdle in those areas, we hope, in the near term. So until -- as Steve said, until we can get appropriate returns, we will not be opening stores, particularly in those markets. Regardless of the share price, it's a yes/no decision, and we choose not to open those stores. On the share price, that's another decision where certainly we look at that as we execute a share repurchase and we believe we were diligent in doing that in '06 and we continue to do that.

Arnold Brief - Goldsmith & Harris - Analyst

Okay.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Next question.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning & Investor Relations

Marie, are -- I guess at this point we'll go ahead and finish the call and thank everybody for their interest and participation this morning. And we look forward to speaking with you after the first quarter.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 5326. Again that phone number is 1-800-207-7077, pin number 5326. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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Final Transcript
Mar. 09. 2007 / 8:00AM ET, BIG - Q4 2006 Big Lots, Inc. Earnings Conference Call

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Q4 2006 Conference Call
March 9, 2007

Forward-Looking Statements,
Safe Harbor Provision

Agenda
➢
Results for Q4 and FY 2006
➢
3 Year Strategic Outlook
➢
Financial Outlook

($ millions)	Actual 2006*	Actual 2005	Chg $	Chg %
Sales	$1,545.4	$1,394.9	$150.5	11%
GM	625.5	517.0	108.4	21%
SG&A	488.5	454.2	34.3	8%
Oper. Profit	137.0	62.8	74.2	118%
Net Int (Income) Expense	(1.9)	1.1	(3.0)	
Taxes	47.2	24.0	23.2	
Net Income	$91.6	$37.7	$53.9	143%
EPS	$0.83	$0.33		150%
Comp	4.9%	2.5%		2.3%
GM %	40.5%	37.1%		3.4%
SG&A %	31.6%	32.6%		-1.0%
Op Profit %	8.9%	4.5%		4.4%
Tax Rate %	34.0%	38.9%		-4.9%

* Results reflect continuing operations and include 14 weeks compared to 13 weeks in fiscal 2005

BIG LOTS!

SELLING TO win

Fourth Quarter 2006 Results

Actual 2006	Actual 2005	Chg to LY $	Chg to LY %
Inventory ($ millions)	$758	$836	($78)	-9%
Inventory Per Store ('000's)	$551	$597	($45)	-8%
Inventory Turn	3.4	3.0		12%

BIG LOTS!

SELLING TO win

Balance sheet reflects improvements in inventory management

($ millions)	Actual 2006	Actual 2005
Net cash provided by operating activities	$381	$213
Net cash used in investing activities	($30)	($67)
Cash Flow	$351	$146
Cash and Cash Equivalents	$282	$2

BIG LOTS!

SELLING TO win

Cash flow of $351 million for fiscal 2006 is reflective of improved operations and diligent capital allocation

($ millions)	Actual 2006	Actual 2005
Maintenance *(Stores, DCs, Central Office)*	**$27**	**$29**
New Stores	**3**	**28**
Investments	**6**	**12**
Total	**$36**	**$69**
Store Count (EOY)	1,375	1,401
Selling Square Footage (EOY) (millions)	29.4	29.9

BIG LOTS!

SELLING TO win

Capital expenditures totaled $36 million for fiscal 2006

Completed $150 million share repurchase program during Q4
➢
Q4 activity
–
Repurchased 0.7 million shares for $16 million
–
Weighted average cost of $22.78 per share
➢
For the full year, $150 million investment to repurchase 9.4 million shares
–
8% of outstanding shares at the beginning of 2006
–
Weighted average cost of $15.90 per share

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“9 Weeks of Christmas” drove Q4 results

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SELLING TO win

Furniture, Hardlines, and Seasonal were category leaders

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Merchants are improving inventory turnover and increasing the amount of floor ready merchandise

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SELLING TO win

Building on merchandise successes, marketing programs are helping drive sales

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In addition, we are excited about the progress of our website

Full Year Results	Actual 2006*	Actual 2005
Comps	4.6%	1.8%
Operating Profit %	3.5%	0.6%
EPS	$1.01	$0.14
Cash Flow ($ millions)	$351	$146
ROA	6.7%	0.9%

BIG LOTS!

SELLING TO win

* Results reflect continuing operations and include 53 weeks compared to 52 weeks in fiscal 2005
Bottom line … we made Big Lots a stronger company in 2006

3 Year Outlook

win

what's important now

BIG LOTS!

SELLING TO win

3 Distinct Phases of WIN
Discovery  … second half of 2005
Testing … 2006
Execution … 2007 and beyond
WIN Strategy

Execution Phase 2007 through 2009
➢
Annual, compounded EPS growth of 20%
➢
Operating profit plan based on core store growth … not store growth story
➢
Incorporated results of Discovery, Testing and Learning phases of WIN Strategy
➢
Supported by customer research

During the Holiday season we surveyed over 2,000 customers
Key learnings:
➢
80% of customers come to our store without a list
➢
Price dominates top of mind awareness
➢
Approximately half of customers spend between 30 and 60 minutes in our store
➢
Customers said deals are getting better in Seasonal and
➢
80% of customers use words like Prices, Value, and Fun to describe Big Lots
➢
Biggest suggestion for improvement was Higher Quality Goods

Key Customer Demographics
➢
75% Female, 25% Male
➢
75% Caucasian, 10% Hispanic, 10% African American
➢
Customer household income is more towards middle income than national average

Household Income	Big Lots	National Average
< $40,000	~35%	~50%
$40,000 - $60,000	~35%	~25%
> $60,000	~25%	~25%

BIG LOTS!

SELLING TO win

Household income demographics suggest our core customer is closer to middle income than national averages

Household Income	'06 Comps Q4	'06 Comps Full Year
Lower	5%	5%
Middle	5%	5%
Higher	5%	4%
Total	**5%**	**5%**

BIG LOTS!

SELLING TO win

Recent results suggest our merchandising strategies have been successful in each income demographic

Customer research supports long range strategies in merchandising
Key Elements of Merchandising strategy:
➢
“Raise the Ring”
➢
Closeouts and top brands
➢
No fear of price points and customers are willing to pay for quality goods
➢
Customers like our current categories and no major additions/exits anticipated

Key growth opportunities will be pursued
Furniture
➢
Hardlines … particularly Electronics
➢
Home … particularly Domestics
➢
Seasonal
➢

Marketing strategies will supplement efforts in merchandising
➢
Ad circulars
–
Likely to continue at rate of 26 per year
–
Opportunity to save dollars to fund television
➢
Television program will continue with commercials more prominently displayed on key programs
➢
Pushing forward development of “Buzz Club”

Merchants will continue to focus on gross margin dollars and inventory turnover
➢
Stabilized gross margin rate at approximately 40% expected to continue for next 3 years
–
Opportunities in Global Sourcing
–
Partially offset by sales growth plans in some lower margin strategies
➢
Inventory turnover expected to grow about 3% per year, or in line with comps

SG&A leverage of 50 to 70 basis points per year is expected over the 3 year period:
➢
Heavily dependent on continuing change in merchandise “buy” processes
➢
Inventory management and increasing turns
➢
Investments or process changes in stores and DCs
➢
Diligent capital allocation

Process changes and new initiatives will drive expense leverage in larger expense categories
➢
Stores
➢
Distribution and Transportation
➢
Insurance
➢
Advertising
➢
Depreciation

Capital spending estimated in the range of $170 to $190 million over the next 3 years
➢
Maintenance capital … approximately $90 million
➢
New stores … $15 - $20 million
➢
POS register system investment … $40 - $45 million
➢
Other potential strategic investments … $25 - $35 million
–
Store Relays
–
Merchandising initiatives
–
Detailed systems review

Financial Outlook

Board of Directors authorized $600 million share repurchase program
➢
Multi-year program with open-ended term
➢
Allows for repurchase of approximately 22% of shares outstanding at share price on date of announcement
➢
Funded from:
–
$280 million in Cash (BOY ’07)
–
$500 - $600 million of anticipated cash flow (’07 – ’09)
–
Current $500 million unsecured revolver that expires in 2009

Guidance 2007	Actual 2006*
Comps	3.0%	4.6%
GM %	39.9%	39.9%
SG&A %	35.8% - 35.6%	36.3%
Op Profit %	4.0% - 4.2%	3.5%
EPS	$1.18 - $1.23	$1.01

BIG LOTS!

SELLING TO win

* Results reflect continuing operations and include 53 weeks compared to 52 weeks in fiscal 2007
2007 Annual Guidance

($ millions)	Guidance 2007	Actual 2006
Depreciation	$90-95	$101
Capital Expenditures	$70-75	$36
Inventory Turnover	Approximately 3.5	3.4
Free Cash Flow	Approximately $180	$351
Share Repurchase	(A)	$150
Interest Income	Approximately $8-9	($3)

(A) $600 million multi-year program; for modeling purposes, assume ratably over 3 years but recognize execution may differ depending on market conditions

BIG LOTS!

SELLING TO win

2007 Annual Guidance (continued)

Guidance 2007	Actual 2006*
Comps	4% - 6%	2.5%
GM %	Down slightly	40.2%
SG&A %	Leverage	38.2%
EPS	$0.18 - $0.22	$0.13

BIG LOTS!

SELLING TO win

* Results reflect continuing operations only
Q1 2007 Guidance

3 Year Outlook estimates 20% EPS growth annually through 2009
Key Assumptions:
➢
3% comp per year
➢
Flat gross margin rate
➢
SG&A leverage
➢
Operating profit potential of 5.5% by 2009
➢
Translates to EPS of $1.75 by 2009

3 Year Outlook
Other Key Metric estimates by 2009:
➢
Inventory turnover improvement to approximately 3.7
➢
Cumulative cash flow estimated at $550 - $600 million
➢
Cumulative capital expenditures of $170 - $190 million
➢
ROA in the range of 10% - 11%

Q4 2006 Conference Call
March 9, 2007